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                                                                    EXHIBIT 12.1


                             ESSEX PORTFOLIO, L.P.
         SCHEDULE OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        AND PREFERRED UNIT DISTRIBUTIONS
                         (In thousands, except ratios)


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
                                                    NINE MONTHS ENDED   YEAR ENDED     YEAR ENDED    YEAR ENDED
                                                       SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,  DECEMBER 31,
                                                           1998            1997           1996          1995
                                                    -----------------  ------------   ------------  ------------
EARNINGS:
 Income before minority interests and
    extraordinary item                                    $29,667        $34,146        $14,970        $14,244
  Interest expense                                         14,259         12,659         11,442         10,928
  Amortization of deferred financing costs                    553            509            639          1,355
                                                          -------        -------        -------        -------
  TOTAL EARNINGS                                          $44,479        $47,314        $27,051        $26,527
                                                          -------        -------        -------        -------


FIXED CHARGES:
  Interest expense                                        $14,259        $12,659        $11,442        $10,928
  Convertible preferred unit distributions                  2,625          2,681            635             --
  Perpetual preferred unit distributions                    3,789             --             --             --
  Amortization of deferred financing costs                    553            509            639          1,355
  Capitalized interest                                      2,575          1,276            115             92
                                                          -------        -------        -------        -------
  TOTAL FIXED CHARGES AND PREFERRED
    UNIT DISTRIBUTIONS                                    $23,801        $17,125        $12,831        $12,375

RATIO OF EARNINGS TO FIXED CHARGES
  (EXCLUDING PREFERRED UNIT DISTRIBUTIONS)                   2.51X          3.28X          2.22X          2.14X
                                                          =======        =======        =======        =======

RATIO OF EARNINGS TO COMBINED FIXED
  CHARGES AND PREFERRED DISTRIBUTIONS                        1.83X          2.76X          2.11X          2.14X
                                                          =======        =======        =======        =======
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